Exhibit 4.12

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT, dated as of March 8, 2007 (this “Amendment Agreement”), is among SUPERVALU INC., a Delaware corporation (the “Borrower”) and the Lenders (such capitalized term, and other terms used in this Amendment Agreement, to have the meanings set forth in Article I) party hereto.

W I T N E S S E T H:

WHEREAS, pursuant to the terms of the Credit Agreement, dated as of June 1, 2006 (as amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, the Lenders, The Royal Bank of Scotland plc, as the Administrative Agent, and the other Agents, the Lenders have made, and are committed to make, Credit Extensions to the Borrower; and

WHEREAS, the Lenders have agreed, subject to the terms and conditions set forth below, to amend the Existing Credit Agreement as more specifically set forth herein (the Existing Credit Agreement, as amended by this Amendment Agreement, being referred to as the “Credit Agreement”);

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Definitions. The following terms when used in this Amendment Agreement shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Amendment Agreement” is defined in the preamble.

“Borrower” is defined in the preamble.

“Credit Agreement” is defined in the second recital.

“Existing Credit Agreement” is defined in the first recital.

“First Amendment Effective Date” is defined in Section 3.1.

SECTION 1.2. Other Definitions. Terms for which meanings are provided in the Existing Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment Agreement with such meanings.

ARTICLE II

AMENDMENTS TO THE EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the First Amendment Effective Date, the provisions of the Existing Credit Agreement referred to below are hereby amended in accordance with this Article. Except as expressly so amended, the Existing Credit Agreement shall continue in full force and effect in accordance with its terms.

SECTION 2.1. Amendment to Article I. Article I of the Existing Credit Agreement is hereby amended in accordance with Sections 2.1.1 through 2.1.2 as follows:

SECTION 2.1.1. Section 1.01 of the Existing Credit Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:

“First Amendment” means the First Amendment to this Agreement, dated as of March 8, 2007, among the Borrower and the Lenders party thereto.

“First Amendment Effective Date” is defined in Section 3.1 of the First Amendment.

SECTION 2.1.2. The definition of “Applicable Interest Rate Margin” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Applicable Interest Rate Margin” means:

(a) at all times prior to the First Amendment Effective Date, the rate determined as set forth in this Agreement without giving effect to the First Amendment; and

(b) from and after the First Amendment Effective Date, (i) for each LIBOR Advance, for any Interest Period, a percentage per annum equal to the percentage set forth below for LIBOR Advances, corresponding to the Applicable Rating Level in effect on the first day of such Interest Period and (ii) for each Base Rate Advance, for any period, a percentage per annum equal to the percentage set forth below for Base Rate Advances corresponding to the Applicable Rating Level in effect from time to time during such period:

	Applicable Interest Rate Margin for Revolving Advances		Applicable Interest Rate Margin for Term A Advances		Applicable Interest Rate Margin for Term B Advances
Applicable Rating Level	LIBOR Advances	Base Rate Advances	LIBOR Advances	Base Rate Advances	LIBOR Advances	Base Rate Advances
I	0.500%	0.000%	0.375%	0.000%	1.250%	0.250%
II	0.625%	0.000%	0.500%	0.000%	1.250%	0.250%
III	0.750%	0.000%	0.625%	0.000%	1.250%	0.250%
IV	1.000%	0.000%	0.875%	0.000%	1.250%	0.250%
V	1.250%	0.250%	1.125%	0.125%	1.375%	0.375%
VI	1.500%	0.500%	1.375%	0.375%	1.500%	0.500%
VII	1.625%	0.625%	1.500%	0.500%	1.750%	0.750%

ARTICLE III

CONDITIONS TO EFFECTIVENESS

SECTION 3.1. Effective Date. This Amendment Agreement shall become effective on the date (the “First Amendment Effective Date”) when all of the conditions set forth in this Article have been satisfied.

SECTION 3.2. Execution of Counterparts. The Administrative Agent shall have received counterparts of this Amendment Agreement, duly executed and delivered on behalf of the Borrower, the Majority Lenders and each of the Lenders owed any Term A Advances and any Term B Advances.

SECTION 3.3. Affirmation and Consent. The Administrative Agent shall have received a duly executed copy of an Affirmation and Consent, dated as of the First Amendment Effective Date, in form and substance satisfactory to the Administrative Agent, duly executed and delivered by each of the Obligors.

SECTION 3.4. Costs and Expenses, etc. The Administrative Agent shall have received all amounts separately agreed to between the Borrower and the Administrative Agent.

SECTION 3.5. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, documents or instruments as the Administrative Agent or such counsel may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Amendment Agreement, the Borrower represents and warrants to the Lenders as set forth below.

SECTION 4.1. Validity, etc. This Amendment Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 4.2. Representations and Warranties, etc. Both before and after giving effect to this Amendment Agreement,

(a) the representations and warranties set forth in each Loan Document to which it is a party are true and correct in all material respects (except to the extent qualified by materiality, in which case such representations and warranties are true and correct) with the same effect as if made on the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct in all material respects (except to the extent qualified by materiality, in which case such representations and warranties were true and correct) as of such earlier date); and

(b) no Default has occurred and is continuing.

ARTICLE V

MISCELLANEOUS

SECTION 5.1. Cross-References. References in this Amendment Agreement to any Article or Section are, unless otherwise specified or otherwise required by the context, to such Article or Section of this Amendment Agreement.

SECTION 5.1. Loan Document Pursuant to Existing Credit Agreement. This Amendment Agreement is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement and, after the First Amendment Effective Date, the Credit Agreement.

SECTION 5.2. Successors and Assigns. This Amendment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 5.3. Counterparts. This Amendment Agreement may be executed by the parties hereto in several counterparts, each of which when executed and delivered shall be deemed to be an original and all of which together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment Agreement by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart of this Amendment Agreement.

SECTION 5.4. Governing Law. This Amendment Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.5. Full Force and Effect; Limited Amendment. Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment Agreement as of the date first above written.

SUPERVALU INC.

By:	/s/
Name:	Sherry M. Smith
Title:	Senior Vice President, Finance

Royal Bank of Scotland PLC
[INSERT NAME OF LENDER]

By:	/s/
Name:	Charlotte Sohn Fuiks
Title:	Managing Director

SUPERVALU INC.

First Amendment to Credit Agreement